EXHIBIT 13--ANNUAL REPORT

EXHIBIT 21--SUBSIDIARIES OF THE REGISTRANT

     First Financial Bank N.A., formerly known as Terre Haute First National Bank, is a wholly-owned subsidiary of the Registrant. It is an national banking association. It is an Indiana corporation. The bank conducts its business under the name of First Financial Bank N.A.

     First State Bank is a wholly-owned subsidiary of the Registrant. It is an Indiana corporation. The bank conducts its business under the name of First State Bank.

     First Citizens State Bank of Newport is a wholly-owned subsidiary of the Registrant. It is an Indiana corporation. The bank conducts its business under the name of First Citizens State Bank.

     First Farmers State Bank is a wholly-owned subsidiary of the Registrant. It is an Indiana corporation. The bank conducts its business under the name of First Farmers State Bank.

     First Parke State Bank is a wholly-owned subsidiary of the Registrant. It is an Indiana corporation. The bank conducts its business under the name of First Parke State Bank.

     First Crawford State Bank is a wholly-owned subsidiary of the Registrant. It is an Illinois corporation. The bank conducts its business under the name of First Crawford State Bank.

     The Morris Plan Company is a wholly-owned subsidiary of the Registrant. It is an Indiana corporation. The company conducts its business under the name of The Morris Plan Company of Terre Haute, Inc.

     Forrest Sherer, Inc., is a wholly-owned subsidiary of the Registrant. It is an Indiana corporation. It is a full-line insurance agency and conducts its business under the name Forrest Sherer, Inc.

     First Community Bank is a wholly-owned subsidiary of the Registrant. It is a national banking association. It is an Illinois corporation. The bank conducts its business under the name of First Community Bank N.A.